Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Microsoft Corporation on Form S-8 of our reports dated August 24, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retroactive adoption of the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation) and June 15, 2004, appearing in the Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2004 and in the Annual Report on Form 11-K/A of Microsoft Corporation Savings Plus 401(k) Plan for the year ended December 31, 2003, respectively.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Seattle, Washington
August 30, 2004